Exhibit 99.1
Clover Health Welcomes Former U.S. Senator Robert Torricelli and MedPAC Commissioner Dr. Brian J. Miller M.D. to Its Board of Directors
WILMINGTON, Del., September 24, 2026 — Clover Health Investments, Corp. (Nasdaq: CLOV) (“Clover,” “Clover Health” or the “Company”) today announced the appointments of former U.S. Senator Robert Torricelli and Dr. Brian J. Miller, M.D., M.B.A., M.P.H., to the Company’s Board of Directors, effective immediately. The appointments bring together two accomplished leaders whose complementary experience spans public service, Medicare Advantage, clinical practice, healthcare policy, and business. Senator Torricelli will serve on the Board’s Audit Committee, and Dr. Miller will serve on its Clinical Committee. The appointments fill the Board’s two previously disclosed vacancies and bring the Board to nine directors.
“Today marks an exciting step forward for Clover, and we are thrilled to welcome Bob and Brian to our Board,” said Andrew Toy, Chief Executive Officer of Clover Health. “Bob brings deep ties to New Jersey communities, experience navigating federal policy, and firsthand knowledge of Clover. Brian combines clinical experience with a national perspective on Medicare payment and technology policy. His insights will help us advance care that improves quality, operates more efficiently, and generates meaningful savings. Together, their experience, judgment, and perspectives will strengthen our Board and reinforce our ability to execute with discipline, grow responsibly, and build lasting value for our members, physicians, and shareholders.”
"From the beginning, we built Clover around the belief that some of the hardest problems in healthcare can be solved by challenging long-held assumptions about how healthcare works and care is delivered,” added Vivek Garipalli, Co-founder of Clover Health and Executive Chairperson of the Board. “As Clover grows, it is important that our Board continues to reflect the complexity of the healthcare system we are working to improve and brings together special individuals who understand it from fundamentally different vantage points. Bob and Brian add tremendous depth across public policy, medicine, Medicare and business, and their perspectives will be invaluable as we drive forward on Clover's mission to Improve Every Life."
Senator Torricelli brings a distinctive combination of deep New Jersey roots, national policymaking experience, and firsthand knowledge of Clover. For 20 years, he represented New Jersey in the U.S. House of Representatives and the U.S. Senate, where his committee service included the Senate Finance Committee and work on federal financing for healthcare institutions. Following his congressional career, he founded Rosemont Associates, a business strategy firm, and established Woodrose Properties, a real estate development business. Since 2022, he has served on the board of the Company’s insurance subsidiaries, giving him firsthand familiarity with Clover’s business, mission, and approach to Medicare Advantage. Additionally, Senator Torricelli has served as a director of Glassbridge Enterprises, Inc. since February 2017 and previously served as executive vice president and chief operating officer of Aveta, Inc., a healthcare services company. His experience navigating complex policy and business issues will bring a valuable perspective to Clover’s Board and Audit Committee.
“Through my years living in New Jersey and representing its communities in Congress, I have come to know the challenges many seniors face in accessing high-quality, affordable care,” said Senator Torricelli. “Through my service on Clover’s insurance subsidiary board, I have seen the Company’s commitment to meeting those challenges with an ambitious vision and a practical, technology-driven approach. I am honored to join the Board and excited to contribute to its oversight, support this talented team, and help Clover build lasting value for members and shareholders.”
Dr. Miller brings a rare combination of frontline clinical practice and national Medicare policy leadership. A practicing hospitalist at the Johns Hopkins Hospital, an Associate Professor of Medicine at the Johns Hopkins University School of Medicine and Visiting Fellow at the Hoover Institution, Dr. Miller brings to Clover broad ranging regulatory experience spanning the Centers for Medicare & Medicaid Services, the U.S. Food and Drug Administration, and the Federal Trade Commission. He currently serves as Vice Chairman of the Board of Trustees for the North Carolina State Health Plan and as a Commissioner on the Medicare Payment Advisory Commission (MedPAC), the independent, nonpartisan commission that advises Congress on Medicare payment policy. Board-certified in internal medicine and preventive medicine, Dr. Miller offers a practical perspective on improving care delivery and advancing a more effective Medicare program.

“As a practicing physician, I see every day how much better technology can support clinical practice when it delivers the right information at the point of care,” said Dr. Miller. “Medicare needs models that can improve both convenience and quality for consumers, increase efficiency, and generate savings without adding burden for physicians or patients. Clover is building a differentiated model for Medicare Advantage: flexible and nimble, powered by technology, and close enough to physicians and patients to translate innovation into action. I am delighted to join the Board and look forward to helping Clover advance this approach and deliver a better care experience for people on Medicare.”
About Clover Health
Clover Health (Nasdaq: CLOV) is a physician enablement technology company committed to bringing access to great healthcare to everyone on Medicare. This includes a focus on seniors who have historically lacked access to affordable, high-quality healthcare. Our strategy is powered by our software platform, Clover Assistant, which is designed to aggregate patient data from across the healthcare ecosystem to support clinical decision-making and improve health outcomes through the early identification and management of chronic disease. For our members, we provide PPO and HMO Medicare Advantage plans in several states, with a differentiated focus on our flagship wide-network, high-choice PPO plans. For healthcare providers outside Clover Health's Medicare Advantage plan, we extend the benefits of our data-driven technology platform to a wider audience via our subsidiary, Counterpart Health, and aim to enable enhanced patient outcomes and reduced healthcare costs on a nationwide scale. Clover Health has published data demonstrating the technology’s impact on Medication Adherence, Congestive Heart Failure, Chronic Obstructive Pulmonary Disease, and in Underserved Populations as well as the earlier identification and management of Diabetes and Chronic Kidney Disease.
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Ryan Schmidt
investors@cloverhealth.com

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